                                   For Immediate Release
                                   ---------------------


Contact:  Charles B. Hintz, Investor Relations 212/703-7178
          Tracey Gordon, Media Relations
          212/703-7618

MORGAN STANLEY GROUP INC. ANNOUNCES EARNINGS
- --------------------------------------------

NEW YORK, June 28, 1995 -- Morgan Stanley Group Inc.
(NYSE:MS) today announced financial results for the four-month period ended May 31, reflecting the previously announced change in the Company's fiscal year-end to November 30 from January 31.

Morgan Stanley's fiscal 1995 will be ten months, consisting of a four-month period ending May 31, and three-month periods ending August 31 and November 30. This announcement provides results for the four-month period (February 1 - May 31) as well as for the three-month quarter (March 1 - May 31) to facilitate quarterly comparisons.

For the four months ended May 31, Morgan Stanley reported net income of $204 million, or $2.33 per common share on a primary basis. Net revenues (gross revenues less interest expense) for the period were $1,304 million. Earnings per common share on a fully diluted basis were $2.23.

Net income for the three month quarter ended May 31, 1995 was $166 million compared to $117 million for the first quarter ended April 30, 1994. Net revenues for the May 31,
1995 quarter were $1,011 million compared to $888 million for the first quarter of 1994. Primary earnings per common share were $1.90 and $1.27 for the first quarters of 1995 and 1994, respectively. Earnings per common share on a fully diluted basis were $1.82 for the May 31, 1995 quarter versus $1.22 for the first quarter of 1994.

Investment banking revenues increased over the first quarter of 1994 reflecting higher revenues from mergers and acquisitions and debt underwriting which were partially offset by a reduction in equity underwriting revenues. Sales and trading revenues were also higher versus the first quarter of 1994 due to strong performances from the Company's trading units. Equity revenues benefited from increased market volatility and higher customer volumes. Fixed income revenues were positively affected by the rally in the global bond markets. Revenues from corporate, high yield, and European and Asian fixed income trading were particularly strong. Principal transactions investments realized losses in the quarter principally reflecting decreases in the carrying value of the Company's merchant banking investments in certain publicly traded securities.

Richard B. Fisher, chairman, and John J. Mack, president, said in a joint statement: "The operating environment for the securities industry improved this quarter over the cyclical lows of 1994. Morgan Stanley's performance in the period benefited from strong contributions from our major business areas.

"For the remainder of 1995, we will continue to focus on expanding our core businesses around the world with what we believe is the strongest combination of financial, technological, and human resources in the industry. Our strategic expansion in recent years has greatly enhanced our competitive advantage in many markets and regions and demonstrates our commitment to provide services to our clients around the world regardless of short-term operating conditions."

The Company also announced the declaration by its Board of Directors of a quarterly dividend of 32 cents per common share. The dividend is payable on July 27, 1995 to holders of record on July 10, 1995.

Total capital (stockholder's equity and long-term debt) at May 31, 1995 was $12.2 billion, including $4.7 billion of common and preferred stockholders' equity. Book value per common share was $50.37 based on quarter-end shares and share-equivalents of 78,742,185.

Morgan Stanley Group Inc. is a global financial services firm with offices in New York, London, Tokyo and other principal financial centers around the world.

                      --Table Follows--

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                       Morgan Stanley Group Inc.
             Consolidated Statement of Income (Unaudited)
                   (In millions, except share data)


                                                           FOUR MONTHS
                                    THREE MONTHS ENDED        ENDED
                                ========================   ============
                                   MAY 31      APRIL 30       MAY 31
                                    1995         1994          1995
                                ----------    ----------   ------------
Revenues:
     Investment banking               $273          $260           $353
     Principal transactions:
         Trading                       438           258            552
         Investments                   (6)            10            (6)
     Commissions                       131           119            168
     Interest and dividends          1,742         1,561          2,330
     Asset management and               88            81            119
       administration
     Other                               1             3              2
                                ----------    ----------   ------------

           Total revenues            2,667         2,292          3,518
      Interest expense               1,656         1,404          2,214
                                ----------    ----------   ------------

           Net revenues              1,011           888          1,304
                                ----------    ----------   ------------

Expenses excluding interest:

     Compensation and                  475           440            613
       benefits
     Occupancy and equipment            80            68            107
     Brokerage, clearing and            66            58             86
       exchange fees
     Communications                     34            29             45
     Business development               34            39             48
     Professional services              40            41             54
     Other                              31            29             42
                                ----------    ----------    -----------

        Total expenses                 760           704            995
        excluding interest


Income before income taxes             251           184            309

Provision for income taxes              85            67            105
                                ----------    ----------   ------------


Net income                            $166          $117           $204
                                ==========    ==========   ============


Earnings applicable to common         $150          $101           $183
  shares*                       ==========    ==========   ============

Average common and common
  equivalent shares
  outstanding*                  78,797,807    79,828,671     78,289,688
                                ==========    ==========   ============
Primary earnings per share           $1.90         $1.27          $2.33
                                ==========    ==========   ============

Fully diluted earnings per           $1.82         $1.22          $2.23
share                           ==========    ==========   ============


* For primary earnings per share